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                                                                    EXHIBIT 10.8
[LOGO]
INTERMEDIA
COMMUNICATIONS



                                                                  April 21, 1998

Mr. E. Trevor Dignall
6 Tinker Bluff Court
East Setauket, NY 11733

Dear Trevor:

It is with great pleasure that I offer you the position of Senior Vice President, Human Resources of Intermedia Communications Inc. Assuming that you accept this offer, you will officially assume this position on or before May 1, 1998.

The primary responsibility of this position is to lead and direct the Company's efforts to attract and retain employees who will drive the Company to realize its vision -- and to lead and direct the development of the Company's human resources in all dimensions: technical, personal skills and competencies, and management. Fulfillment of this responsibility involves: (1) leading the Company's efforts to provide employees with a comprehensive and integrated compensation and benefits programs; (2) facilitating the recruitment, selection, and hiring processes to build a world-class human resource; (3) providing comprehensive and timely information to the Company about its human resources; (4) leading the continuous improvement of the human resources of the Company by providing leadership in training, development, and communication with employees; and (5) providing advice and counsel to senior executives of the Company on matters affecting and affected by human resources.

This is an important officer position within the company which reports directly to David Ruberg, Chairman, Chief Executive Officer, and President. Annual base salary is $205,000 (based on 52 weeks service). In addition, this position has an annual management incentive compensation target opportunity of 40% of base salary ($82,000. Assuming you start on or before May 1, you would be eligible for the full target amount in 1998, based on your performance. This bonus opportunity is contingent upon the achievement of shared corporate objectives as well as the achievement of two-to-five individual objectives which relate to your primary responsibilities. You are expected to establish these individual objectives, with my approval.

This offer includes a stock option grant covering 75,000 shares of common stock, subject to approval by the Compensation Committee of the Board of Directors. This grant will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under the Plan. For pricing purposes, the date of grant will be deemed to be the date upon which the option has been approved by the Compensation Committee of the Board of Directors. This grant will immediately vest upon a change in control of the Company.


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As an employee of Intermedia, you will be entitled to all employee benefits:
medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off, jury duty leave, and supplemental executive life insurance. Assuming you start on May 1, 1998, your medical benefits will be effective June 1, 1998. You will be eligible for 3 weeks of paid vacation per year, including your first year of employment.

This offer includes a relocation allowance of up to $125,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with Intermedia's Relocation Policy, a copy of which is attached. Reimbursable expenses include items such as transportation of you and your family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses, house hunting trips, temporary living, and trips home from the temporary residence. The Company will "gross up" the taxable elements of this reimbursement. The "gross-up" is not considered part of the relocation allowance.

This relocation assistance will be forgiven over a 12-month period at a rate of 1/12 per month, commencing on the date of your last relocation reimbursement. If you voluntarily terminate your employment with Intermedia prior to the end of this 12-month period, the relocation balance that exceeds the forgiven amount must be repaid to the Company.

In addition, in the event that your employment terminates involuntarily for any reason other than cause or poor performance, you will be entitled to twelve months severance pay (base salary only) and executive level outplacement services.

Trevor, we sincerely believe that Intermedia has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the Intermedia team.

Sincerely,


/s/ David C. Ruberg
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David C. Ruberg
Chairman, CEO, and President


By signing below I accept this offer:


/s/ E. Trevor Dignall                      4-23-98
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E. Trevor Dignall                            Date